EXHIBIT (a)(5)

DGP ACQUISITION, L.L.C.
One Insignia Financial Plaza, Greenville, SC 29602


NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

                   DGP ACQUISITION EXTENDS TENDER OFFER FOR
            LIMITED PARTNERSHIP UNITS OF DAVIDSON GROWTH PLUS, L.P.

        GREENVILLE, SOUTH CAROLINA, January 8, 1996--DGP Acquisition, L.L.C. today announced that it has extended the expiration date of its outstanding tender offer for up to 40% of the outstanding units of partnership interest in Davidson Growth Plus, L.P. to 5:00 p.m., New York time, on Tuesday, January 16, 1996. The tender offer was previously scheduled to expire on January 8, 1996. DGP Acquisition reported that approximately 1,637 limited partnership units had been tendered pursuant to the tender offer to date.

        DGP Acquisition is a joint venture entity owned 50% by Insignia Financial Group, Inc. (NYSE: IFS) and 50% by Riverdale Investors Corp., Inc. a corporation wholly-owned by Carl C. Icahn. For further information, please contact Beacon Hill Partners, Inc., the Information Agent for the offer, at
(800) 755-5001.